September 1, 2022

Dear Anna,

You and Sonos, Inc. (“Sonos”) have agreed that your employment will terminate effective as of 12:00 a.m. as of September 9, 2022 (the “Termination Date”) and, thereafter, you will continue to serve as a consultant to Sonos until May 31, 2023. The purpose of this letter agreement (“Agreement”) is to confirm the compensation you will be entitled to receive from Sonos prior to your Termination Date and after such date as a consultant and to confirm the terms and conditions of your service as a consultant after the Termination Date.

1. Employment until Termination Date. For the period commencing on the date hereof and until the Termination Date (the “Interim Period”), you will continue to be an employee of Sonos, subject to all the terms and conditions applicable to your employment as in effect prior to the Interim Period. During the Interim Period, you will also continue to participate in Sonos’ employee benefits programs, subject to the terms and conditions applicable to each such benefit program. In addition, during the Interim Period, your stock awards covering shares of Sonos’ common stock (“Stock Awards”) will continue to vest pursuant to their normal vesting schedules and the terms of such awards.

2. Consulting Period. Provided that you sign, date, and return this Agreement, and do not subsequently revoke it, Sonos will retain you as a consultant to Sonos from the Termination Date through May 31, 2023 unless Sonos elects to terminate this consulting period prior to May 31, 2023 for cause by providing written notice to you (the actual period of time you are retained as a consultant, the “Consulting Period”). During the Consulting Period, subject to your reasonable availability and in consideration to your other professional obligations, as applicable, you will make yourself available to provide consulting services (the “Services”) within your areas of expertise as requested by Sonos including but not limited to advice on recruiting, talent management and compensation. During the Consulting Period, you will continue to have your Sonos email address and system access. Subject to your reasonable availability and in consideration to your other professional obligations, as applicable, you agree to make yourself available to provide Services throughout the Consulting Period for up to, but not exceeding, twenty (20) hours per month. During the Consulting Period, your Stock Awards will continue to vest pursuant to their normal vesting schedules. You acknowledge and agree that after your Termination Date and during the Consulting Period, your relationship with Sonos will be that of an independent contractor and not that of an employee. You also acknowledge and agree that any incentive stock options that you hold will cease to be incentive stock options and will become non-statutory stock options on the three-month anniversary of your Termination Date. During the Consulting Period, you will not be eligible for any Company employee benefits, except pursuant to COBRA or pursuant to any benefit plans applicable to former executive officers of Sonos for which you are eligible in accordance with the terms of such plans.

3. Benefits Continuation

If you sign this Agreement and actively and timely elect COBRA coverage, Sonos will pay the full insurance premiums for your COBRA health, dental, and/or vision coverage through December 31, 2023 (the “Health Insurance Premiums”). If, however, you obtain employment that provides medical, dental, and/or vision insurance or otherwise become covered under an alternative medical, dental and/or vision plan before December 31, 2023 you must notify Sonos and Sonos’ obligation to pay your Health Insurance Premiums shall cease. After December 31, 2023 you will have the option to continue your COBRA coverage at your own expense.

4. Restrictive Covenants During the Consulting Period.

(a) Non-solicitation of Employees. During the Consulting Period, you will not solicit for employment or hire, in any business enterprise or activity, any employee of Sonos or any subsidiary of Sonos; provided however, that the foregoing will not be violated by any general advertising not targeted at any Company or subsidiary employees or by you serving as a reference upon request.

(b) Non-solicitation of Clients and Vendors. During the Consulting Period, you will not solicit, in any business enterprise or activity, any client, customer, licensee, licensor, third-party service provider or vendor (a “Business Relation”) of Sonos or any subsidiary of Sonos to (i) cease being a Business Relation of Sonos or any subsidiary or (ii) become a Business Relation of any business that competes with any business in which Sonos or any subsidiary is engaged.

(c) Non-Disparagement. During the Consulting Period, neither you nor Sonos’ directors and officers will make any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of you or Sonos, its present or former officers, shareholders, directors and employees and their respective business reputation and/or goodwill; provided, however, that nothing in this Section 5 will prohibit either you or Sonos from (i) making any truthful statements or disclosures required by applicable law regulation or (ii) taking any action to enforce its rights under this Agreement or any other agreement in effect between you or Sonos.

(d) Sonos Confidential Information. You agree at all times during your employment and thereafter, including during the Consulting Period, to hold in strictest confidence, and not to use (except for the benefit of Sonos), and not to disclose to any person, firm or corporation without written authorization of the Board of Directors of Sonos, any Confidential Information of Sonos, except under a non-disclosure agreement with a third party duly authorized and executed by Sonos. you understand that “Confidential Information” will mean any and all confidential and/or proprietary knowledge, data or information of Sonos, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during your employment. By way of illustration but not limitation, “Confidential Information” includes: (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all patents, copyrights and/or other proprietary rights therein; (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Sonos business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Sonos, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by

Sonos, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Sonos and other non-public information relating to customers and potential customers; (d) information regarding any of Sonos’ business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Sonos, and other non-public information relating to business partners; (e) information regarding personnel, contractors, employee lists, compensation, and employee and contractor skills; and (f) any other non-public information which a competitor of Sonos could use to the competitive disadvantage of Sonos. “Confidential Information” will not include information that: (1) is or becomes a matter of public knowledge through no fault of yours or without violation of any duty of confidentiality by you; or (2) is rightfully received by you from a third party without a duty of confidentiality. Further, nothing in this Agreement will prohibit you from discussing the terms and conditions of my employment with others to the extent expressly permitted by Section 5 of the National Labor Relations Act.

You acknowledge that the restrictions contained in this Section 5 are a reasonable and necessary protection of the immediate interests of Sonos, and any violation of these restrictions could cause substantial injury to Sonos. In the event of a breach or threatened breach by you of any of these restrictions, the procedures set forth in the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement will be followed.

5. At-Will Status. Your employment remains at-will during the Interim Period, meaning that you and Sonos may terminate the employment relationship at any time, for any lawful reason, and with or without notice.

6. Prior Agreements; Amendment. This agreement contains all of the understandings and representations between you and Sonos, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral; provided, however, that this Agreement will not supersede your Offer Letter dated December 5, 2016 and your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement dated December 5, 2016 (collectively, the “Prior Agreements”) and you will remain subject to the terms and conditions of the Prior Agreements. This Agreement may not be amended or modified unless in writing signed by both Sonos and you.

7. Governing Law. This Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of California.

Because this Agreement includes a waiver and release of rights, Sonos advises you to consult with an attorney prior to executing it. You acknowledge that you had the opportunity to do so, and had the opportunity to have an attorney directly involved in negotiating the terms of this Agreement.

I AGREE THAT: MY EMPLOYMENT BY SONOS IS TERMINATING. MY EMPLOYMENT WILL TERMINATE REGARDLESS OF WHETHER I ACCEPT THIS AGREEMENT. IF I DO NOT ACCEPT THIS AGREEMENT, OR IF I REVOKE MY ACCEPTANCE OF THIS AGREEMENT, I WILL NOT RECEIVE THE PAYMENT AND BENEFITS IN SECTIONS 2 AND 3.

I ALSO REPRESENT THAT: I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT, I HAVE READ THE FOREGOING AGREEMENT, I FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND I AM VOLUNTARILY EXECUTING IT. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as a sealed instrument on the date(s) set forth below.

ANNA FRASER, an individual

Date: 2022-09-03 By: /s/ Anna Fraser

Anna Fraser

SONOS, INC.

Date: 2022-09-05 By: /s/ Patrick Spence

Patrick Spence

Chief Executive Officer, Sonos, Inc.

General Release; Exceptions; Acknowledgments

1.1 General Release. You hereby agree that by signing this Agreement and accepting the Consultant position to be provided to you, and other good and valuable consideration provided for in this Agreement, the receipt of which you hereby acknowledge, you, for yourself and on behalf of your representatives, agents, estate, heirs, successors and assigns (“You”), hereby release and waive your right to assert any form of legal claim against the Released Parties (defined in Section 1.6 below) whatsoever for any alleged action, inaction or circumstance, whether existing or contingent, known or unknown, suspected or unsuspected, existing or arising from the beginning of time through the date you sign this Agreement.

What this general release covers: Your waiver and release herein is intended to bar any form of legal claim, cause of action, lawsuit, charge, complaint or any other form of action against the Released Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Released Parties, for any alleged action, inaction or circumstance existing or arising through the date you sign this Agreement (collectively referred to as “Claims”).

Without limiting the foregoing general waiver and release, You specifically waive and release the Released Parties from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

• Claims under any California (or any other state), federal, and/or local statute, regulation or executive order (as amended through the Effective Date) relating to employment, retaliation, discrimination (including discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, age, gender identity, gender expression, marital status, familial status, pregnancy, national origin, ancestry, alienage, handicap, disability, present or past history of mental disorders or physical disability, veteran’s status, candidacy for or activity in a general assembly or other public office, or constitutionally protected acts of speech), fair employment practices, or other terms and conditions of employment, including but not limited to the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Age Discrimination Employment Act (29 U.S.C § 14), the Immigration Reform and Control Act (8 U.S.C. § 1101 et seq.), the California Fair Employment and Housing Act (Cal. Gov. Code § 129400-951, et seq.), and any similar California or other state, federal or local statute or law.

• Claims under any California (or any other state), federal and/or local statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave

Act (29 U.S.C. § 2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the California Family Rights Act (Cal. Gov. Code §§ 12945.1- 12945.2), the California Pregnancy Disability Leave Act (Cal. Gov. Code § 12945), the California School Activities Act (Cal. Labor Code § 230.8), the Cal-WARN Act (Cal. Labor Code §§ 1400-1408), the California laws relating to the time, manner, and payment of wages (Cal. Lab. §§200 et seq.) (including the California Wage Payment Law (Cal. Labor Code §§ 200-240), the California Overtime Law (Cal. Labor Code §§ 500-552), the California Minimum Wage Law (Cal. Labor Code § 1182.12), the California Healthy Workplaces, Healthy Families Act of 2014 (Cal. Labor Code § 245.5, 246, and 247.5), and any similar California, or other state, federal or local law. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the California Wage Payment Laws, California Minimum Wage and Overtime Laws, (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under these Acts.

• Claims under any California (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

• Claims under any California (or any other state), federal or local statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar California or other state or federal statute.

• Claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement.

• Any other Claim arising under other state, federal, municipal or local law.

1.2 Waiver of Claims Under Section 1542. You acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and represent that, by means of the release in Section 1.1, it is nonetheless your intention to fully settle and release all such claims, whether known or unknown. You acknowledge that your intent in executing this Agreement is that this Agreement shall be effective as a bar to each and every claim covered by Section 1.1. In furtherance of this intention, You hereby expressly waive any and all rights and benefits conferred upon you (if any) by the provisions of Section 1542 of the California

Civil Code (or any other applicable statute or law of like effect) and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and/or unsuspected claims, if any, as well as those relating to any other claims described in Sections 1.1. Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, must have materially affected his or her settlement with the debtor or released party.”

1.3 Interpretation. The general release-of-claims shall be given the broadest interpretation permitted by law. The listing of specific claims therein shall not be interpreted to exclude any other claims not specifically listed therein.

1.4 Exceptions. The foregoing general release-of-claims will not waive or limit your right, where applicable:

a.
To file a complaint or to participate in, cooperate and/or communicate with, or provide information or testimony in connection with, an investigative proceeding of any federal, state or local governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”), the California Department of Fair Employment and Housing, or the Securities and Exchange Commission (“SEC”), without notice to Sonos. You nonetheless give up all rights to any monetary or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, you may receive money awarded by the SEC as a reward for providing information to that agency. ;

b.
To pursue a claim for unemployment or workers’ compensation benefits;

c.
To enforce this Agreement;

d.
To pursue claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), based on acts or omissions which occur after the date you sign this Agreement; and/or

e.
To challenge the validity or enforceability of any waiver of ADEA rights or claims pursuant to this Agreement

1.5 No Amounts Owing/Accord and Satisfaction. You acknowledge and agree that, except for the specific financial consideration in this Agreement, you have been paid and provided all wages, commissions, incentive pay, bonuses, vacation pay, sick pay, paid time off, holiday pay, stock and stock options, equity, severance pay, expenses, and any other form of compensation that may be due to you now or in the future in connection with your employment with or separation of employment from Sonos.

1.6 Definition of Released Parties. “Released Parties” means: (a) Sonos, Inc.; (b) all of Sonos’ past, present, and future subsidiaries, parents, affiliates and divisions; (c) all of Sonos’ successors and/or assigns, as well as legal representatives; (d) all of Sonos’ past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all both individually, in their capacity acting on Sonos’ behalf, and in their official capacities); and (e) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (a)-(d).

2. Voluntary Execution

You acknowledge and agree that: (a) you have been afforded sufficient time to understand the terms and effects of this Agreement, and carefully have read this Agreement; (b) you understand and agree with each term and condition in this Agreement; (c) you voluntarily have entered into this Agreement freely and without duress or coercion; and (d) neither Sonos nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

3. Review, Revocation, And Related Matters Under The ADEA

Because you are 40 years of age or older, you are hereby informed that you have or might have specific rights and/or claims under the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”). You acknowledge that, in consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, you, knowingly and voluntarily, are waiving and releasing any rights you may have under the ADEA. As noted in Section 1.4, the release provisions in Section 1.1 do not apply to any rights or claims that may arise under the ADEA based on acts or omissions which occur after the date you sign this Agreement. You also acknowledge that: (a) you have been advised by this writing that you should consult with an attorney prior to executing this Agreement; (b) you have at least twenty-one (21) days within which to consider this Agreement and this consideration period will not be extended by any material or immaterial change that may be made to this Agreement; (c) you have seven days following execution of this Agreement to revoke the Agreement. (To revoke this Agreement, you must notify Shamayne Braman at shamayne.braman@sonos.com, in writing, on or before 5:00 p.m. Eastern Standard Time on the seventh day following your execution of this Agreement); (e) this Agreement shall not be effective until the revocation period has expired, i.e., on the eighth day following your execution of this Agreement (the “Effective Date”); and (f) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this ADEA waiver.

4. Review Period; Expiration of this Offer; Effective Date: If you accept the terms and conditions of this Agreement, you must sign it and return it to Shamayne Braman at

shamayne.braman@sonos.com on or before the Offer Expiration Date (which is at least twenty-one (21) days from the date that you received it). If you do not return an executed copy of this Agreement on or before the Offer Expiration Date, this offer will expire. As set forth in Section 3 above, if you accept the terms of this Agreement and sign it, you have the right to revoke your acceptance of this Agreement for seven days from the date that you sign it by providing written notice of your revocation to shamayne.braman@sonos.com. For such a revocation to be effective, you must deliver it to shamayne.braman@sonos.com on or before 5:00 p.m. Eastern Standard Time on the seventh day following your execution of this Agreement. As set forth in Section 6, this Agreement shall become effective on the first day following the expiration of the revocation period, i.e., the eighth day following your execution of it (the “Effective Date”).